UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Jeffares, Robert T.
   133 North 4th Street
   Lafayette, IN  47902
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lafayette Bancorporation (LAYB)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Director of the Bank
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |8/20/9|P   | |1,376(1)          |A  |$39.50     |1,376(2)           |I     |By wife                    |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/20/9|S   | |1,376(1)          |D  |$39.50     |2,000(2)           |I     |By stepdaughters           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1,507(2)           |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Director Stock Option |$40.75  |5/10/|A   |V|110        |A  |(3)  |5/10/|Common Stock|110    |       |110         |D  |            |
(Right to Buy)(3)     |        |99   |    | |           |   |     |2009 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Represents shares purchased from the daughters of the Reporting Person's spouse.
(2) Reflect additional shares received pursuant to the 10 percent stock dividend paid in November 1998.
(3) Option granted under the Lafayette Bancorporation 1998 Nonqualified Stock Option Plan. The option becomes exercisable in full on the second anniversary of the date of grant.
SIGNATURE OF REPORTING PERSON
/s/ Michelle D.Turnpaugh, as attorney-in-fact and agent
DATE
9/8/99